S&P Global
Recast of 2019 and 2018 Results to Reflect the Allocation Methodology Change to Technology-Related Expenses
Periods Ended December 31, 2019 and 2018

(unaudited, dollars in millions)		2019
		Q1	Q2	Q3	Q4	Full Year
Ratings	Operating Profit as Previously Reported	$363	$455	$472	$473	$1,763
	Net Impact from Allocation Methodology Change	5	5	5	5	20
	Operating Profit	368	460	477	478	1,783
	Non-GAAP Adjustments (a)	—	11	—	—	11
	Deal-Related Amortization	1	1	—	—	2
	Adjusted Operating Profit	$369	$472	$477	$478	$1,796

Market Intelligence	Operating Profit as Previously Reported	$145	$147	$171	$145	$607
	Net Impact from Allocation Methodology Change	(11)	(10)	(10)	(10)	(41)
	Operating Profit	134	137	161	135	566
	Non-GAAP Adjustments (b)	—	1	(22)	8	(13)
	Deal-Related Amortization	18	19	19	19	75
	Adjusted Operating Profit	$153	$157	$157	$162	$629

Platts	Operating Profit as Previously Reported	$94	$107	$132	$105	$438
	Net Impact from Allocation Methodology Change	5	4	4	5	19
	Operating Profit	99	111	136	110	457
	Non-GAAP Adjustments (c)	—	1	(27)	—	(26)
	Deal-Related Amortization	3	3	2	2	12
	Adjusted Operating Profit	$103	$116	$112	$112	$443

Indices	Operating Profit as Previously Reported	$149	$162	$161	$157	$630
	Net Impact from Allocation Methodology Change	1	1	1	—	2
	Operating Profit	150	163	162	157	632
	Deal-Related Amortization	1	1	1	1	6
	Adjusted Operating Profit	$151	$164	$163	$159	$637

(unaudited, dollars in millions)		2018
		Q1	Q2	Q3	Q4	Full Year
Ratings	Operating Profit as Previously Reported	$408	$369	$395	$357	$1,530
	Net Impact from Allocation Methodology Change	6	6	6	6	24
	Operating Profit	414	375	401	363	1,554
	Non-GAAP Adjustments (a)	—	73	—	9	82
	Deal-Related Amortization	—	1	1	1	2
	Adjusted Operating Profit	$415	$449	$402	$373	$1,637

Market Intelligence	Operating Profit as Previously Reported	$110	$127	$147	$161	$545
	Net Impact from Allocation Methodology Change	(11)	(11)	(12)	(12)	(46)
	Operating Profit	99	116	135	149	500
	Non-GAAP Adjustments (b)	—	—	2	5	7
	Deal-Related Amortization	18	18	19	18	73
	Adjusted Operating Profit	$117	$135	$156	$173	$580

Platts	Operating Profit as Previously Reported	$90	$98	$98	$97	$383
	Net Impact from Allocation Methodology Change	5	5	5	5	19
	Operating Profit	95	103	103	102	401
	Deal-Related Amortization	5	4	4	4	18
	Adjusted Operating Profit	$99	$107	$107	$106	$419

Indices	Operating Profit as Previously Reported	$149	$137	$135	$143	$563
	Net Impact from Allocation Methodology Change	—	—	1	1	3
	Operating Profit	149	137	136	144	566
	Deal-Related Amortization	1	1	1	1	6
	Adjusted Operating Profit	$150	$139	$137	$145	$571

Note - Totals presented may not sum due to rounding.

(a) Q2 2019 and full year 2019 includes employee severance charges of $11 million. Q2 2018 and full year 2018 includes legal settlement expenses of
$73 million. Q4 2018 and full year 2018 includes employee severance charges of $8 million and legal settlement expenses of $1 million.

(b) Q2 2019 and full year 2019 includes employee severance charges $1 million. Q3 2019 and full year 2019 includes a gain on a disposition of $22 million. Q4 2019 and full year 2019 includes employee severance charges of $4 million and acquisition-related costs of $4 million. Q3 2018 and full year 2018 includes restructuring charges related to a business disposition and employee severance charges of $2 million. Q4 2018 and full year 2018 includes employee severance charges of $5 million.

(c) Q2 2019 and full year 2019 includes employee severance charges of $1 million. Q3 2019 and full year 2019 includes a gain on disposition of $27 million.